EXHIBIT 23(B)




                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the incorporation by reference in the Prospectus forming a part of the Registration Statement on Form S-3 filed by National City Bancshares, Inc. of the report of Eskew & Gresham PSC dated February 25, 1998, on their audit of the consolidated balance sheets of Progressive Bancshares, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the National City Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 1998.

/s/ CROWE, CHIZEK & COMPANY LLP (successor to Eskew & Gresham, PSC) Lexington, Kentucky
March 25, 1999